EXHIBIT 10.1

March 20, 2018

Joel S. Marcus
Address on file with the Corporation

Dear Joel:

This letter confirms our recent discussions regarding your service as Executive Chairman and our modification of your Amended and Restated Executive Employment Agreement, effective as of January 1, 2015 (your “Employment Agreement”) and the July 3, 2017 letter from the Corporation to you regarding the same subject (the “July 2017 Letter”), using the same defined terms used in the Employment Agreement and the July 2017 Letter.

Commencement & Term
The Executive Chairman Period will begin on April 23, 2018 and shall continue as set forth in the July 2017 Letter.
Miscellaneous

This letter amends both your Employment Agreement and the July 2017 Letter, which continue in all other respects in accordance with their terms. Together with your Employment Agreement, the agreements and plans referred to therein, and the July 2017 Letter, this letter represents the entire understanding between the Corporation and you with respect to the subject matter hereof, and this letter supersedes any and all prior understandings, agreements, plans and negotiations, whether written or oral, with respect to the subject matter hereof. Section 6 of your Employment Agreement (including governing law and mandatory arbitration) is incorporated by reference into this letter.

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If you agree with the foregoing, please sign and return the enclosed copy of this letter, which will become a binding agreement on receipt. We are looking forward to your continued leadership.
Sincerely,

Alexandria Real Estate Equities, Inc.

By:	/s/ Dean A. Shigenaga
Name:	Dean A. Shigenaga
Title:	Chief Financial Officer

Accepted and Agreed as of the date hereof:

/s/ Joel S. Marcus
Joel S. Marcus